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                                                                    EXHIBIT 99.1



        IDEX CORPORATION ANNOUNCES SALE OF LUBRIQUIP DISPENSING BUSINESS

NORTHBROOK, IL, JULY 11 -- IDEX CORPORATION (NYSE: IEX) today announced the sale of Lubriquip, Inc., its lubricant dispensing business, to Graco Inc. (NYSE:
GGG), as IDEX aligns its dispensing segment to focus on core strengths. Terms of the transaction were not disclosed.

IDEX expects to report an after-tax gain on the sale of the business in the third quarter of 2006 of approximately $16 to $17 million, or $0.29 to $0.31 per diluted share, which will be partially offset by the discontinuation of the ongoing earnings from the business in 2006. For informational purposes, full year 2005 revenues and earnings per share for Lubriquip were approximately $30 million and $0.05 per share, respectively. IDEX will report the Lubriquip business as a discontinued operation beginning with its second quarter earnings release on July 20, 2006.

Lubriquip manufactures and markets centralized and automated oil and grease lubrication systems, force-feed lubricators, metering devices, and related electronic controls and accessories. Lubriquip has approximately 130 employees with facilities in Warrensville Heights, Ohio, and Madison, Wisconsin.

ABOUT IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".